EXHIBIT 99.1

Contact: Sharon J. Lawrence
Vice President, Finance
404-231-0011

Aaron's, Inc.
Reports Fourth Quarter and Year End 2014 Results

•	Total Revenues of $759.7 Million for Quarter; $2.725 Billion for Year

•	GAAP Diluted EPS of $.30 for Quarter; $1.08 for Year

•	Non-GAAP Diluted EPS of $.39 for Quarter; $1.69 for Year

•	Progressive Once Again Exceeds Expectations

•	Strategic Initiatives Continue in Core Business

ATLANTA, February 6, 2015 - Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, today announced revenues and earnings for the three and twelve months ended December 31, 2014.
For the fourth quarter of 2014, revenues increased 37% to $759.7 million compared to $553.9 million for the fourth quarter of 2013. Net earnings were $22.1 million versus $22.7 million a year ago. Diluted earnings per share were $.30 in both periods. The $205.9 million increase in revenue was due to $220.8 million in revenue from Progressive Leasing, acquired in April 2014, partially offset by a decrease in revenue from Aaron’s core business.
“I am honored to be CEO of Aaron’s as the Company begins its 60th year of operations,” said John Robinson, Chief Executive Officer of Aaron’s, Inc. “As we look at Aaron’s today, we believe we have the right blend of assets to grow this Company into a true omni-channel lease purchase provider.  Aaron’s people, technology, brand, customer-base, retail relationships, store footprint, distribution network and manufacturing assets uniquely position us to execute this strategy.”

“The growth of Progressive, driven by invoice volume growth at both new and existing retail doors, continues to exceed our expectations,” continued Mr. Robinson.  “We are continuing to invest in infrastructure to support our strong customer and retailer growth. We are also investing in our product to improve the efficiency of the process at the point of sale and to expand our offering to enable us to serve more customers.”
“Aaron’s traditional store-based business has not performed at a level that is satisfactory over the past few years,” continued Mr. Robinson.  “I have a high sense of urgency about improving our top-line, correctly aligning our cost structure, and managing the business for cash efficiency.  While a number of initiatives are underway, including the realization of $50 million in annual cost savings, I am keenly focused on addressing each of these issues and will consider all options to improve our store-based operations.”
“As CEO, my continuing priority will be to strengthen our Company for our customers, associates, franchisees, retail partners and shareholders.  As we reduce costs and drive revenues in our profitable core business, we expect to generate the cash flows we need to reduce leverage, support the growth of Progressive and take opportunistic actions to create shareholder value,” concluded Mr. Robinson.
Financial Summary
For the twelve months ended December 31, 2014, revenues increased 22% to $2.725 billion compared to $2.235 billion for the twelve months ended December 31, 2013. Net earnings were $78.2 million versus $120.7 million last year. Diluted earnings per share for the twelve months were $1.08 for 2014 compared to $1.58 in 2013.
During the fourth quarter and full year of 2014, pre-tax earnings were negatively impacted by $8.8 million and $29.8 million of amortization expense related to the acquisition of Progressive, respectively, and $1.5 million and $2.8 million in Progressive deferred revenue fair value adjustments, respectively. Results in 2014 and 2013 were also affected by executive and other special retirement expenses, restructuring charges, regulatory investigation expense, Progressive transaction costs, financial advisory and legal costs related to addressing strategic matters, and change in vacation policy. See “Use of Non-GAAP Financial Information” and the related GAAP reconciliation accompanying this release.
On a non-GAAP basis, excluding the special charges, costs and expenses described above from all periods, net earnings for the fourth quarter of 2014 would have been $28.7 million compared to $22.7 million for the same period in 2013, and earnings per share assuming dilution would have been $.39 compared to $.30 a year ago. Net earnings for the twelve months of 2014 would have been $123.2 million compared to $142.4 million in 2013, and earnings per share assuming dilution would have been $1.69 versus $1.86 last year.
Adjusted EBITDA for the Company, which excludes the aforementioned special fees and expenses, was $62.8 million and $263.9 million for the three and twelve months ended December 31, 2014, respectively. Adjusted EBITDA is calculated as the Company's earnings before interest, depreciation on property, plant and equipment, amortization of intangible assets, income taxes and special fees and expenses.
Same store revenues in the core business (revenues earned in Company-operated stores open for the entirety of both quarters) decreased 2.8% during the fourth quarter of 2014 compared to the fourth quarter of 2013, and customer count on a same store basis was down 4.6%. For Company-operated stores open over two years at the end of December 31, 2014, same store revenues decreased 3.2% during the fourth quarter of 2014 compared to the fourth quarter of 2013. Company-operated Aaron's stores had 1,080,000 customers and its franchisees had 581,000 customers at the end of the most recent quarter, a 5% decline in total customers over the number at the end of the fourth quarter a year ago (customers of franchisees, however, are not customers of Aaron's, Inc.).
The effective tax rate increased in the fourth quarter of 2014 to 35.5% compared to 33.5% in the fourth quarter of 2013. The effective tax rate also increased for the twelve months of 2014 to 35.7% compared to 34.8% in the same period a year ago. The increase in the tax rate for both the quarter and year ended December 31, 2014 is primarily the result of decreased tax benefits related to the Company's furniture manufacturing operations and the loss of federal credits that have not been renewed by Congress.
The Company reacquired 1,000,952 shares during the first quarter of 2014 at the completion of the previously announced accelerated share repurchase program. The Company has authorization to purchase an additional 10,496,421 shares.

Division Results
Aaron's Sales & Lease Ownership division revenues, which include non-retail sales, decreased $10.1 million, or 2%, in the fourth quarter of 2014 to $522.6 million compared to $532.7 million in revenues in the fourth quarter of 2013. Sales and lease ownership revenues for the twelve months of 2014 decreased 2% to $2.107 billion compared to $2.147 billion for the same period a year ago.
Revenues of the HomeSmart division were $15.5 million in the fourth quarter of 2014, a 2% increase over the $15.2 million in revenues in the fourth quarter of 2013. HomeSmart revenues for the twelve months of 2014 were $64.4 million versus $62.7 million for the same period a year ago, a 3% increase.
The Progressive division generated revenues of $220.8 million and a pre-tax profit of $3.2 million in the fourth quarter, and for the period from the April 14, 2014 acquisition date recorded $549.5 million in revenues and a pre-tax profit of $4.6 million. Progressive’s EBITDA included in the Company’s results during the fourth quarter and twelve months ended December 31, 2014 was $17.9 million and $50.4 million, respectively.
Components of Revenue
Consolidated lease revenues and fees for the fourth quarter and twelve months of 2014 increased 50% and 29%, respectively, over the comparable previous year periods, due to Progressive. Franchise royalties and fees decreased 7% in the fourth quarter and 4% for the twelve months of 2014 compared to the same periods in 2013. The Company's franchisees collectively had revenues of $241.2 million during the fourth quarter and $995.3 million for the twelve months of 2014, decreases of 3% and 2%, respectively, from the comparable 2013 period. Same store revenues and customer counts for franchised stores were down 2.9% and 5.2%, respectively, for the fourth quarter 2014 compared to the same quarter last year (revenues and customers of franchisees, however, are not revenues and customers of Aaron's, Inc.). Non-retail sales, which are primarily sales of merchandise to Aaron's Sales and Lease Ownership franchisees, were flat for the fourth quarter and decreased 2% for the twelve months compared to the same periods last year due to less demand by franchisees.

Store Count
During the fourth quarter of 2014, the Company opened six Company-operated Aaron's Sales & Lease Ownership stores, four franchised stores and one HomeSmart store. The Company also acquired five Aaron's Sales & Lease Ownership franchised stores and sold one store to a franchisee. One Company-operated Aaron's Sales & Lease Ownership store and three Aaron's Sales & Lease Ownership franchised stores were closed during the quarter. Through the three and twelve months ended December 31, 2014, the Company awarded area development agreements to open five and 28 additional franchised stores, respectively. At December 31, 2014, there were area development agreements outstanding for the opening of 138 franchised stores over the next several years.
At December 31, 2014, the Company had 1,243 Company-operated Aaron's Sales & Lease Ownership stores, 780 franchised Aaron's Sales & Lease Ownership stores, 83 Company-operated HomeSmart stores, and two franchised HomeSmart stores. The total number of stores open at December 31, 2014 was 2,108.
2015 Outlook
The Company is providing the below guidance for the 2015 year.
Diluted earnings per share is presented both on a GAAP basis and on a non-GAAP adjusted basis that excludes transaction-related amortization and special fees and expenses. The Company currently expects to achieve the following:
Core Business

•	Total revenues of approximately $2.05 billion to $2.15 billion, including lease revenues of $1.55 billion to $1.65 billion.

•	Same store revenues of approximately negative 4% to negative 1% quarterly with an improving trend throughout the year.

•	Depreciation expense as a percentage of lease revenues of 35% to 37%.

•	Gross margins (total revenues minus cost of sales and depreciation) of 55% to 57% and operating profits of 6% to 8%.

•	Adjusted EBITDA of approximately $200 million to $220 million.

•	The Company anticipates opening approximately 10 new Company-operated and 15 to 20 franchised stores, and consolidating approximately 50 under-performing store locations during 2015.

Progressive

•	Lease revenues of approximately $1.00 billion to $1.10 billion.

•	Depreciation expense as a percentage of lease revenues of 61% to 63%.

•	Amortization expense of approximately $26 million.

•	Gross margins of 37% to 39% and operating profits, excluding amortization expense, of 8% to 10%.

•	Adjusted EBITDA of $95 million to $105 million.

•	Operations are expected to be funded through internally generated cash flow.
Consolidated Results

•	Revenues of approximately $3.05 billion to $3.25 billion, excluding revenues of franchisees.

•	Adjusted EBITDA of $295 million to $325 million.

•	Capital expenditures of $55 million to $75 million.

•	Effective tax rate between approximately 36% and 38%.

•	GAAP diluted earnings per share of $1.68 to $1.88

•	Non-GAAP adjusted diluted earnings per share of $1.90 to $2.10.

•	EPS guidance does not assume any significant repurchases of the Company's common stock or the potential impact of any costs associated with store closures.

Given our focus on executing on our long-term strategy to integrate and grow Progressive, strengthen the core business and continue Aaron's transformation into an omni-channel lease provider, going forward the Company will only be providing annual guidance. While we will no longer provide quarterly guidance, we will update our annual guidance on a quarterly basis when it is appropriate.
Conference Call
Aaron's will hold a conference call to discuss its quarterly and full year financial results on Friday, February 6, 2015, at 10:00 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's Investor Relations website, investor.aarons.com, in the "Investor Relations" section. The webcast will be archived for playback at that same site.

About Aaron's, Inc.
Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, currently has more than 2,100 Company-operated and franchised stores in 48 states and Canada. Aaron's was founded in 1955, is headquartered in Atlanta and has been publicly traded since 1982. Progressive Leasing, a wholly-owned subsidiary and leading virtual lease-to-own company, provides lease-purchase solutions through over 15,000 retail locations in 46 states. Aaron's, Inc. includes the Aarons.com, ShopHomeSmart.com and ProgLeasing.com brands. For more information, visit www.aarons.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron's, Inc.'s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may," "expect," "forecast," "guidance," "intend," "believe," "could," "project," "estimate," "anticipate," "should" and similar terminology. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, legal and regulatory proceedings, customer privacy, information security, customer demand, the integration of the Progressive acquisition, the execution and results of our new strategy, risks related to Progressive's "virtual" lease-to-own business with which the Company may be unfamiliar, and the other risks and uncertainties discussed under “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 as updated in its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014, and September 30, 2014. Statements in this release that are “forward-looking” include without limitation: Aaron's projected results (including Progressive’s results) for future periods, including statements under the heading “2015 Outlook;" statements on cash flow, cost and leverage reductions and strategic initiatives; statements regarding the future effects of the Progressive acquisition on the Company's business; statements regarding the Company's omni-channel distribution plans; and statements regarding the effects of planned promotions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Aaron's, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Lease Revenues and Fees	$625,849	$418,173	$2,251,780	$1,748,699
Retail Sales	7,337	8,258	38,360	40,876
Non-Retail Sales	109,334	109,140	363,355	371,292
Franchise Royalties and Fees	15,755	17,011	65,902	68,575
Other	1,467	1,270	5,842	5,189
Total	759,742	553,852	2,725,239	2,234,631

Costs and Expenses:
Depreciation of Lease Merchandise	271,188	152,189	932,634	628,089
Retail Cost of Sales	4,641	5,023	24,541	24,318
Non-Retail Cost of Sales	99,520	99,246	330,057	337,581
Operating Expenses	343,878	263,143	1,262,007	1,022,684
Financial Advisory and Legal Costs	—	—	13,661	—
Restructuring Expenses	—	—	9,140	—
Retirement and Vacation Charges	—	—	9,094	4,917
Progressive-Related Transaction Costs	—	—	6,638	—
Regulatory (Income) Expenses	—	—	(1,200)	28,400
Other Operating (Income) Expense, Net	(307)	366	(1,176)	1,584
Total	718,920	519,967	2,585,396	2,047,573

Operating Profit	40,822	33,885	139,843	187,058
Interest Income	460	757	2,921	2,998
Interest Expense	(6,041)	(1,097)	(19,215)	(5,613)
Other Non-Operating (Expense) Income, Net	(1,008)	566	(1,845)	517
Earnings Before Income Taxes	34,233	34,111	121,704	184,960

Income Taxes	12,139	11,437	43,471	64,294

Net Earnings	$22,094	$22,674	$78,233	$120,666

Earnings Per Share	$.30	$.30	$1.08	$1.59
Earnings Per Share Assuming Dilution	$.30	$.30	$1.08	$1.58

Weighted Average Shares Outstanding	72,482	75,227	72,384	75,747
Weighted Average Shares Outstanding Assuming Dilution	72,753	75,752	72,723	76,390

Selected Balance Sheet Data
(In thousands)
(Unaudited)

	December 31, 2014	December 31, 2013
Cash and Cash Equivalents	$8,534	$231,091
Investments	21,311	112,391
Accounts Receivable, Net	107,383	68,684
Lease Merchandise, Net	1,087,032	869,725
Property, Plant and Equipment, Net	219,417	231,293
Other Assets, Net	1,022,055	313,992

Total Assets	2,465,732	1,827,176

Debt	606,082	142,704
Total Liabilities	1,242,211	687,213
Shareholders' Equity	$1,223,521	$1,139,963

Use of Non-GAAP Financial Information:

This press release presents the Company's net earnings and diluted earnings per share in accordance with generally accepted accounting principles in the United States ("GAAP") and in a format that is not in accordance with GAAP that excludes fourth quarter 2014 charges of (i) $8.8 million in Progressive-related amortization expense and (ii) $1.5 million related to Progressive deferred revenue fair value adjustments, third quarter 2014 charges of (iii) $11.3 million in Progressive-related amortization expense, (iv) $9.1 million in expenses pertaining to the retirement of both the Company's Chief Executive Officer and Chief Operating Officer, (v) $6.9 million of restructuring expenses, (vi) $700,000 related to Progressive deferred revenue fair value adjustments, (vii) a $1.2 million reduction of previously recognized regulatory expense upon the resolution of a regulatory investigation and second quarter 2014 charges of (viii) $9.7 million in amortization expense, (ix) $5.5 million in transaction costs related to the Progressive acquisition, (x) $12.4 million of financial advisory and legal costs related to addressing strategic matters, including proxy contests, (xi) $2.3 million of restructuring expenses and (xii) $600,000 related to Progressive deferred revenue fair value adjustments. Excluded from prior year net earnings and diluted earnings per share are (xiii) third quarter 2013 charges of $13.4 million related to a then-pending regulatory investigation, (xiv) second quarter 2013 charges of $15.0 million related to the same regulatory investigation and (xv) second quarter 2013 retirement and vacation-related charges of $4.9 million. In addition, this press release presents the adjusted EBITDA of the Company and its operating segments. Adjusted EBITDA is also not a measure in accordance with GAAP.

Management regards the circumstances of the special charges mentioned above as not arising out of the ordinary course of business. The adjustments include matters that are not entirely susceptible to prediction or management control, and consequently management believes that presentation of net earnings and diluted earnings per share excluding these adjustments is useful because it gives investors supplemental information to evaluate and compare the performance of the Company's underlying core business from period to period. Management believes presenting the Company's adjusted EBITDA is useful to investors because it provides some indication of what the results of Progressive would have been absent the effects of the Company’s acquisition of Progressive, which arise principally from the debt financing of the transaction and acquisition-related accounting for intangible assets. It also provides additional information on what the results of the Company would have been absent the Progressive acquisition and the aforementioned special charges.

Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company's GAAP basis net earnings and diluted earnings per share and the GAAP operating income of the Company's segments, which are also presented in the press release. Please refer to our Current Report on Form 8-K furnishing this earnings release to the SEC on the date hereof for further information on our use of non-GAAP financial measures.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except earnings per share)

	(Unaudited) Three Months Ended December 31,		(Unaudited) Twelve Months Ended December 31,
	2014	2013	2014	2013
Net Earnings	$22,094	$22,674	$78,233	$120,666
Add Preliminary Progressive-Related Amortization Expense (1)	5,663	—	19,163	—
Add Financial Advisory and Legal Costs (2)	—	—	8,781	—
Add Restructuring Expenses (3)	—	—	5,875	—
Add Retirement and Vacation Charges (4)(5)	—	—	5,846	3,208
Add Progressive-Related Transaction Costs (6)	—	—	4,267	—
Add Progressive Deferred Revenue Adjustment (7)	980	—	1,821	—
Add Regulatory (Income) Expenses (8)(9)	—	—	(771)	18,528
Non-GAAP Net Earnings	$28,737	$22,674	$123,215	$142,402

Earnings Per Share Assuming Dilution	$.30	$.30	$1.08	$1.58
Add Preliminary Progressive-Related Amortization Expense	.08	—	.26	—
Add Financial Advisory and Legal Costs	—	—	.12	—
Add Restructuring Expenses	—	—	.08	—
Add Retirement and Vacation Related Charges	—	—	.08	.04
Add Progressive-Related Transaction Costs	—	—	.06	—
Add Progressive Deferred Revenue Adjustment	.01	—	.03	—
Add Regulatory (Income) Expenses	—	—	(.01)	.24

Non-GAAP Earnings Per Share Assuming Dilution (10)	$.39	$.30	$1.69	$1.86
Weighted Average Shares Outstanding Assuming Dilution	72,753	75,752	72,723	76,390

(1)	Net of taxes of $3,111 for the three months and $10,648 for the twelve months ended December 31, 2014 calculated using the effective tax rates for the three and twelve months ended December 31, 2014.

(2)	Net of taxes of $4,880 for the twelve months ended December 31, 2014 calculated using the effective tax rate for the twelve months ended December 31, 2014.

(3)	Net of taxes of $3,265 for the twelve months ended December 31, 2014 calculated using the effective tax rate for the twelve months ended December 31, 2014.

(4)	Net of taxes of $3,248 for the twelve months ended December 31, 2014 calculated using the effective tax rate for the twelve months ended December 31, 2014.

(5)	Net of taxes of $1,709 for the twelve months ended December 31, 2013 calculated using the effective tax rate for the twelve months ended December 31, 2013.

(6)	Net of taxes of $2,371 for the twelve months ended December 31, 2014 calculated using the effective tax rate for the twelve months ended December 31, 2014.

(7)	Net of taxes of $539 for the three months and $1,012 for the twelve months ended December 31, 2014 calculated using the effective tax rates for the three and twelve months ended December 31, 2014.

(8)	Net of taxes of $429 for the twelve months ended December 31, 2014 calculated using the effective tax rate for the twelve months ended December 31, 2014.

(9)	Net of taxes of $9,872 for the twelve months ended December 31, 2013 calculated using the effective tax rate for the twelve months ended December 31, 2013.

(10)	In some cases the sum of individual EPS amounts may not equal total EPS calculations.

Aaron's, Inc. and Subsidiaries
Non-GAAP Financial Information
Quarterly Segment EBITDA
(In thousands)
(Unaudited)

	Three Months Ended December 31, 2014
	Sales & Lease Ownership	Progressive	HomeSmart	Franchise	Manufacturing	Other	Consolidated Total
Net Income	$—	$—	$—	$—	$—	$—	$22,094
Provision for Income Taxes	—	—	—	—	—	—	12,139
Operating Income	33,262	3,237	(1,121)	12,331	419	(13,895)	34,233
Interest Expense	1,943	5,491	234	—	10	(1,637)	6,041
Depreciation	8,033	384	633	382	497	3,440	13,369
Amortization	356	8,774	14	—	—	—	9,144
EBITDA	43,594	17,886	(240)	12,713	926	(12,092)	62,787

	Three Months Ended December 31, 2013
	Sales & Lease Ownership	Progressive	HomeSmart	Franchise	Manufacturing	Other	Consolidated Total
Net Income	$—	$—	$—	$—	$—	$—	$22,674
Provision for Income Taxes	—	—	—	—	—	—	11,437
Operating Income	27,852	—	(1,074)	13,330	40	(6,037)	34,111
Interest Expense	1,457	—	233	—	16	(609)	1,097
Depreciation	8,776	—	625	431	441	3,416	13,689
Amortization	623	—	135	—	—	—	758
EBITDA	38,708	—	(81)	13,761	497	(3,230)	49,655

Aaron's, Inc. and Subsidiaries
Non-GAAP Financial Information
Year to Date Segment EBITDA
(In thousands)
(Unaudited)

	Twelve Months Ended December 31, 2014
	Sales & Lease Ownership	Progressive	HomeSmart	Franchise	Manufacturing	Other	Consolidated Total
Net Income	$—	$—	$—	$—	$—	$—	$78,233
Provision for Income Taxes	—	—	—	—	—	—	43,471
Operating Income	145,068	4,603	(2,613)	50,504	860	(76,718)	121,704
Interest Expense	7,834	14,992	922	—	50	(4,583)	19,215
Depreciation	33,799	971	2,577	1,599	1,649	13,117	53,712
Amortization	1,814	29,811	263	—	—	—	31,888
EBITDA	188,515	50,377	1,149	52,103	2,559	(68,184)	226,519
Financial Advisory and Legal Costs	—	—	—	—	—	13,661	13,661
Restructuring Expenses	4,836	—	6	—	—	4,298	9,140
Retirement Charges	—	—	—	—	—	9,094	9,094
Progressive-Related Transaction Costs	—	—	—	—	—	6,638	6,638
Regulatory Income	—	—	—	—	—	(1,200)	(1,200)
Adjusted EBITDA	$193,351	$50,377	$1,155	$52,103	$2,559	$(35,693)	$263,852

	Twelve Months Ended December 31, 2013
	Sales & Lease Ownership	Progressive	HomeSmart	Franchise	Manufacturing	Other	Consolidated Total
Net Income	$—	$—	$—	$—	$—	$—	$120,666
Provision for Income Taxes	—	—	—	—	—	—	64,294
Operating Income	190,261	—	(3,450)	54,171	107	(56,129)	184,960
Interest Expense	7,070	—	916	—	80	(2,453)	5,613
Depreciation	35,781	—	2,461	1,781	2,081	11,208	53,312
Amortization	2,776	—	928	—	—	—	3,704
EBITDA	235,888	—	855	55,952	2,268	(47,374)	247,589
Regulatory Expenses	—	—	—	—	—	28,400	28,400
Retirement and Vacation Charges	—	—	—	—	—	4,917	4,917
Adjusted EBITDA	$235,888	$—	$855	$55,952	$2,268	$(14,057)	$280,906

Reconciliation of 2015 Projected Guidance for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Fiscal Year 2015
	Low Range	High Range
Projected Earnings Per Share Assuming Dilution	$1.68	$1.88
Add Progressive-Related Amortization Expense	.22	.22
Projected Non-GAAP Earnings Per Share Assuming Dilution	$1.90	$2.10